UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2014

ARGAN BEAUTY CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-185928	EIN 33-1227949
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

Faraday Str. 31, Leipzig, Germany	04159
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 49(0)1738264717

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective July 22, 2014, Vitaliy Gorelik resigned as chief executive officer of our company. Mr. Gorelik remains as president, chief financial officer and sole director of our company. Mr. Gorelik's resignation was not the result of any disagreement with our company regarding our operations, policies, practices or otherwise.

Effective July 22, 2014, Burt Ensley was appointed as chief executive officer of our company.

Burt Ensley, Ph.D. – Chief Executive Officer

Burt Ensley, Ph.D., is the founder of Protein Genomics, Inc. and DermaPlus, Inc., Arizona-based biotechnology companies involved in wound healing, tissue regeneration and skin care.

His professional career began in 1981 when he was hired by Amgen, Inc., a start-up biotech firm in Thousand Oaks, California, that he helped become the largest such company in the world within 10 years. Amgen now has 40,000 employees and $12 billion in annual revenue.

In 1989, Dr. Ensley left Amgen to serve as director of advanced technologies for Envirogen, Inc. There, he led research and field demonstrations of biological and physical/chemical technologies for the treatment of hazardous wastes from the company’s inception until its public offering in 1992. He then became a founder and the president, chief executive officer and director of Phytotech, Inc., a biotechnology company using plants for the treatment of contaminated soil and water. He raised financing for Phytotech of $5 million in equity and $2 million in debt from inception to sale of the business in June 1999.

In 1999, Dr. Ensley founded Nucycle Therapy, Inc., a biotechnology company involved in discovering, developing and commercializing unique nutritional supplements and high value nutraceutical and therapeutic products from plants. He served as the company’s chief executive officer from 1999 to 2001. The company was able to scale-up the manufacture of 50 million doses of plant-based nutritional mineral supplements, and was sold to Integrated Biopharma, a publicly traded entity, in 2001.

In 2004, Dr. Ensley founded Protein Genomics, Inc., a privately held genomics-based biopolymer company. The company designs and manufactures protein monomers and polymers of human structural molecules with applications in wound healing, tissue repair and personal care products. These products are designed directly from the mRNA sequences of individuals and population groups. Dr. Ensley currently acts as chairman and chief executive officer of Protein Genomics, Inc.

Dr. Ensley was elected to Fellowship in the American Academy of Microbiology in recognition of his research accomplishments. His professional affiliations have included membership in the board of directors and co-chair of The BIO5 Institute at the University of Arizona; board of trustees at the Biotechnology Council of New Jersey; board of directors of the Natural History Museum at the University of Kansas; the American Association for the Advancement of Science; the American Society for Microbiology; service on the National Research Council Committee on Catalysis; and on the biology directorate advisory committee of the National Science Foundation. He is an adjunct professor at Northern Arizona University.

He holds his Ph.D. degree in microbiology from the University of Georgia (1979), his master’s degree in biology from the University of New Mexico (1976), and bachelor’s degree in biology from the University of New Mexico (1974).

Dr. Ensley has 30 publications in peer-reviewed scientific literature and holds 19 issued and 2 pending US patents.

Dr. Ensley served in the US Army from August 1968 until May, 1971, graduating from the MACV Recondo School and serving with the 5th Special Forces Group, 1st Special Forces (Airborne) in Nha Trang, Vietnam. He was decorated twice (BSM and ARCOM) for service in combat.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGAN BEAUTY CORP.

/s/ Vitaliy Gorelik
Vitaliy Gorelik
President, Chief Financial Officer and Director

Date: July 29, 2014